EX-35.3
OFFICER'S CERTIFICATE
Column Financial, Inc.

Re: Credit Suisse Commercial Mortgage Trust 2008-C1 (the "Trust"), Commercial Mortgage Pass-Through Certificates, Series 2008-C1

I, Robert Barnes, a Vice President of COLUMN FINANCIAL, INC., a Delaware corporation, the Sub-Servicer (the "Sub-Servicer") under that certain Sub-Servicing Agreement, dated as of April 1, 2008 (the "Agreement"), between the Sub-Servicer and KeyCorp Real Estate Capital Markets, Inc., as master servicer, hereby certify as follows:

1. A review of the activities of the Sub-Servicer and of its performance under the Agreement during the calendar year 2008 has been made under my supervision; and

2. To the best of my knowledge, based on such review, the Sub-Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout such calendar year 2008.

IN WITNESS WHEREOF, as of the 15th day of March 2009, I have hereunto signed my name.


COLUMN FINANCIAL, INC.
By: /s/ Robert A. Barnes
Name: ROBERT A. BARNES
Title: SR. VICE PRESIDENT